CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2010	$125,000,000	$4,912.50
(1) Excludes acrrued interest, if any.
(2) The filing fee of $4,912.50 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.  Pursuant to Rule 457(p) under the Securities Act of 1933, the $114,895.60 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-124310) filed by Caterpillar Financial Services Corporation on April 25, 2005 is being carried forward, of which $4,912.50 is offset against the filing fees due for these offerings and of which $109,983.10 remains available for future filing fees.  No additional filing fee has been paid with respect to these offereings.

PRICING SUPPLEMENT NO. 427		Filed Pursuant to Rule 424(b)(3)
Dated May 09, 2008 to		Registration No. 333-150218
PROSPECTUS SUPPLEMENT
Dated April 11, 2008 and
PROSPECTUS
Dated April 11, 2008
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2010

SUBJECT		FINAL PRICING DETAILS

Issuer:		Caterpillar Financial Services Corporation
Title of Securities:		Medium-Term Notes, Series F, Floating Rate Notes Due 2010
Form of Security:		Global Note
Ratings:		A2/A
Format:		SEC Registered-Registration Statement Number 333-150218
Trade Date/Pricing Effective Time:		May 9, 2008
Settlement Date (Original Issue date):		May 14, 2008
Maturity Date:		May 7, 2010
Principal Amount:		$125,000,000
Price to Public (Issue Price):		100.00%
Dealers' Commission:		00.10% (10 basis points)
All-in-price:		99.900%
Net Proceeds to Issuer:		$124,875,000
Interest Rate Basis (Benchmark):		3 Month USD LIBOR, as determined by LIBOR Telerate
Index Currency:		U.S. Dollars
Spread (Plus or Minus):		+ 50 basis points (0.50%)
Spread Multiplier:		N/A
Spread/Spread Multiplier Reset Option:		N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):		N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):		N/A
Index Maturity:		Three Months
Interest Rate Calculation:		USD LIBOR determined on Interest Determination Date plus the Spread
Specified Currency:		U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Initial Interest Rate:		To be determined two (2) London Business Days prior to the Original Issue Date
Maximum Interest Rate:		N/A
Minimum Interest Rate:		N/A
Interest Reset Periods and Dates:		Quarterly on the 7th of February, May, August and November of each year prior to the Maturity Date, subject to Modified Following Business Day convention
Interest Determination Dates:		Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:		Interest will be paid quarterly on the 7th of February, May, August and November of each year, commencing August 7, 2008 and ending on the Maturity Date
Stated Maturity Extension Option:		N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):		N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):		N/A
Original Issue Discount Note:		N/A
Total Amount of OID:		N/A
Terms of Amortizing Notes:		N/A
Redemption Date(s):		N/A
Redemption Price:		N/A
Repayment Date(s):		N/A
Repayment Price(s):		N/A
Day Count Convention:		Actual/360
Denominations:		Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Bookrunners:		Greenwich Capital Markets, Inc. (80%)
Barclays Capital Inc. (20%)
Exchange Rate Agent:		U.S. Bank Trust National Association
Calculation Agent:		U.S. Bank Trust National Association
CUSIP:		14912L3V1
Other Terms:		N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROPSECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.